UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 13, 2016

IMMUNOCELLULAR THERAPEUTICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-35560	93-1301885
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

23622 Calabasas Road, Suite 300

Calabasas, California 91302

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 264-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Immunocellular Therapeutics, Ltd. Executive Retention Bonus Plan

On September 13, 2016, the Board of Directors of the Company approved a Company Retention Bonus Plan (the “Retention Plan”), which provides for payment of a cash retention bonus to each employee, including executive officers of the Company, who continue employment with the Company through the earlier to occur of (i) March 31, 2017 or (ii) termination of employment by the Company other than for Cause or Good Reason, each as defined in the Retention Plan (the “Retention Date”). The Retention Plan is intended to help ensure the Company’s continued operations. The Compensation Committee of the Company’s Board of Directors will administer the Retention Plan.

Under the terms of the Retention Plan, each participant who is a continuing employee of the Company will be eligible to receive a cash bonus payable in a cash lump sum as of the close of business on the Retention Date. To obtain a bonus under the Retention Plan a participant must remain an employee through the applicable Retention Date. The table below sets forth the aggregate retention bonus for named executive officers under the Retention Plan assuming all terms and conditions are satisfied:

Executive Officer	Retention Bonus Amount
Andrew Gengos	$110,000
Anthony J. Gringeri, Ph.D.	$65,000
Steven J. Swanson, Ph.D.	$45,000
David Fractor	$25,000

Amendment to Employment Agreement—Principal Accounting Officer

On September 14, 2016, the Company entered into an amendment to the employment agreement with David Fractor, Vice President of Finance and Principal Accounting Officer, pursuant to which the term of severance previously described in the Form 8-K filed with the U.S. Securities and Exchange Commission on September 15, 2015 was extended by two additional months, to a total of six months, consistent with the term of severance for the other executive officers of the Company. The agreement with Mr. Fractor otherwise remains in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2016	IMMUNOCELLULAR THERAPEUTICS, LTD.

	By:	/s/ David Fractor
David Fractor
Vice President, Finance and Principal Accounting Officer